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                                                                  EXHIBIT 99.(A)



                            ASSET PURCHASE AGREEMENT

        THIS AGREEMENT, (the Asset Purchase Agreement, together with all exhibits,schedules and other documents attached hereto, hereinafter referred to as the "Agreement") is made by and between Genetronics Biomedical Corporation, a Delaware corporation (the "Seller") and the sole shareholder of Genetronics, Inc., a California corporation and ICN Biomedicals, Inc., a Delaware corporation (the "Purchaser"), on this 19th day of June, 2002.

                                   WITNESSETH

        WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets, properties and rights comprising Seller's research products division, also known as the BTX division of Genetronics, Inc. ( the "Business").

        NOW THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I
                     ASSETS, LIABILITIES AND PURCHASE PRICE

        1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer, convey, assign and deliver ("Transfer") to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest to Seller's properties, assets, and contracts of every kind, character and description, whether tangible or intangible, and wherever located, owned by the Seller and necessary for the operation of the Business ( hereinafter collectively referred to as the "Transferred Assets") free and clear of all Liens (as defined in Section 3.07) including without limitation:

        (a) all inventories of the Business, including, without limitation, all raw materials, work in process and finished goods (collectively, the "Inventories"), a summary of which is set forth on Schedule 1.01(a);

        (b) all packaging materials, shipping materials, supplies and printed materials of the Business;

        (c)     all prepaid expenses of the Business;

        (d) all machinery, equipment, molds, tools and spare parts of the Business that are reflected on Schedule 1.01(d);

        (e)     all of the following which shall be specifically set forth on
                Schedule 1.01(e) as to the intellectual property relative to any aspects of the Business: (1) United States and foreign copyright rights and registrations and applications therefore, for copyright works created prior to the Closing by Seller which are used in the conduct of the



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                Business and which works and copyright rights are in the
                possession of and/or owned or licensed by the Seller as of the Closing; (2) United States and foreign trademarks, registered or unregistered, adopted for use in the conduct of the Business, which are owned or licensed by the Seller as of the Closing, and any trademark registrations therefore (or applications for trademark registrations), together with the goodwill of the Business associated therewith; (3) all un-patented inventions, trade secrets, confidential and proprietary information and know-how that originated out of, and are immediately prior the Closing, in possession of, used in and owned by the Seller; and
                (4) all rights to sue third parties for infringement with respect to the foregoing.

        (f) an exclusive worldwide, royalty-free license to all United States and foreign patents and all applications therefore, and inventions made prior to the Closing by the Seller and owned or licensed by the Seller as of the Closing and used in the conduct of the Business further described in Sections 3.1.1, 3.1.2, 3.1.3, and 3.1.4 of the License Agreement between the parties attached hereto as Exhibit A;

        (g) all rights in, to and under the contracts and agreements of the Business, all of which are set forth on Schedule 1.01(g);

        (h) all marketing and sales materials, advertising materials, catalogs and sales brochures of the Business, as described in
                Schedule 1.01(h) ;

        (i) all permits, licenses, license applications, approvals, product registrations and product clearances that are used in the conduct of the Business including those that are set forth on
                Schedule 1.01(i) (to the extent the same are transferable); and

        (j) all books, records, manuals, files and other documentation, whether written, electronic or otherwise, of the Business, including without limitation, customer records, supplier lists, distributor lists, purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, blue prints, designs and accounting records;

        (k) such other assets as may reasonably be necessary and sufficient for ICN to obtain the full benefits of the acquisition as a going concern as negotiated by the parties.

        1.2 Liabilities. Any liabilities arising from the conduct of the Business prior to the close shall be the responsibility of the Seller and shall not be transferred under this Agreement. The Purchaser shall assume and agree to pay when due, all obligations and liabilities arising from the conduct of the Business from and after the Closing.

        1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Transferred Assets to be paid by the Purchaser to the Seller by wire transfer to Seller's denominated account on the Closing shall be FIVE MILLION DOLLARS ($5,000,000)).



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                                   ARTICLE II
                                     CLOSING

        2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will be following the successful completion of the Conditions to Closing set forth in Section 6 or at such other time as Seller and Purchaser agree, and will take place at the Purchaser's place of business at 15 Morgan, Irvine, California 92618. At the Closing, the Purchaser shall pay the Purchase Price, less $500,000 of the Purchase Price which shall be held back pursuant to Section 2.02 below, to Seller by wire transfer of immediately available funds to an account identified in writing by the Seller to the Purchaser.

        2.2 Holdback. Purchaser shall withhold $500,000 of the Purchase Price, which shall be held until December 31, 2002 to secure the indemnification obligations of the Seller under this Agreement ( the "Holdback"). The maximum Holdback for any sales shortfall shall be $200,000 held back dollar for dollar relative to sales under $4,200,000 for the twelve months ending December 31, 2002. Within thirty (30) days after December 31, 2002, following the determination that the Holdback is no longer required, Purchaser will deliver to Seller any remainder from the $500,000 following the payment of any liabilities for which the Seller is responsible pursuant to this Agreement.

        2.3 Conveyance and Transfer. At the Closing, the Seller shall deliver to the Purchaser such Bills of Sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in a form reasonably satisfactory to the Purchaser, effective to vest in the Purchaser all of the Seller's right, title, and interest in and to the Transferred Assets.

        2.4 Further Assurances. From time to time after the Closing, and without further consideration:

        (a) The Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the Purchaser may reasonably request in order to more effectively Transfer to the Purchaser the rights, properties, assets of the Business intended to be Transferred hereunder;

        (b) The Purchaser shall take such actions as the Seller may reasonably request in order to assure the assumption and payment and discharge of the Assumed Liabilities by the Purchaser.

        2.5 Taxes. The Purchaser shall pay all sales taxes due as a result of the Transfer contemplated by this Agreement.

        2.6 Breakup Fee. If either party notifies the other that within sixty
(60) days of the signing of this Agreement of an intention to end this Agreement there will be a transaction fee of $100,000.00 immediately owed to the other party. If either party notifies the other that within the period of sixty one
(61) to one hundred twenty (120) days following the signing of this Agreement, the party intends to terminate this Agreement there will be a transaction fee of $200,000.00 immediately owed to the other party.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        Except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") the Seller hereby represents and warrants to the Purchaser as follows:

        3.1 Corporate Existence. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Business's property or assets or the conduct of the Business requires such qualification or license, except where the failure to be so qualified would not have a material adverse affect on the Business.

        3.2 Corporate Power and Authority. The Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, Transfer the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder and other actions on the part of the Seller required by applicable law, its certificate of incorporation and its by-laws. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (1) as the same may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

        3.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation or by-laws of the Seller; (b) except for provisions relating to the assignment of contracts, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller or the Business hereunder, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien, upon any property or assets of the Business under any mortgage, indenture, lease, contract, agreement or instrument to which the Seller or the Business is a party or by which the Seller or the Business, or any of either of their assets or properties may be bound; (c) to the best of the Seller's knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Business is subject or by which the Seller or Business, or any of either of their assets or properties are bound; or (d) result in the loss of any material license or permit benefiting the Business.

         3.4 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller or the Business in connection with the execution, delivery or performance of this Agreement by the Seller.

        3.5 Financial Representation. Net Sales ("Net Sales calculated according to U.S. Generally Accepted Accounting Principles), for the twelve (12) month period ending December 31, 2002, will be in excess of $4.2 Million Dollars. In the event that Net Sales do not equal or exceed $4.2 Million Dollars for the twelve months ending December 31, 2002, up to $200,000.00 of the Holdback will be released to Purchaser dollar for dollar based on the sales shortfall.

        3.6 Absence of Certain Changes. Since January 1, 2002, the Seller has conducted the Business in all material respects in the ordinary course of business and the Business has not:

        (a) suffered any material adverse change in its condition, operations, assets or business;

        (b) suffered any damage, destruction or loss materially adversely affecting its business, operations, assets or condition;

        (c) except in the ordinary course of business, canceled or compromised any material debts, or waived any material claims or rights, or sold, assigned or transferred any of its properties or assets material to the Business;

        (d) entered into any agreement that calls for the payment or receipt of more than $100,000.00;

        (e) made any change in any method of accounting or accounting practice;

        (f) entered into any agreement to take any action referred to in this Section 3.06.

        3.7 Title to Properties; Encumbrances. The Seller has good and marketable title to all of its properties and assets constituting the Transferred Assets. None of the Transferred Assets are subject to any Lien. When used in this Agreement, "Lien" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.

        3.8 Patents, Trademarks, Trade Names. Schedule 3.08 contains a true and complete list of (a) all present patents, trademark registrations and copyright registrations originating out of and owned by Seller and material to the Business, all applications for registration thereof and all intellectual property license agreements relating thereto and (b) all material agreements in existence on the Closing date relating to technology, know-how or processes that are necessary to conduct the Business that the Business is licensed or authorized to use by third parties or licenses or authorizes others to use. No licenses, sub-licenses or agreements with third parties exist as of the Closing date that were entered into by the Business granting rights in such patents,

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trademarks or copyrights included in the Transferred Assets, except as described in Schedule 3.08. The Seller has the right to use all information and know-how that are used in the conduct of the Business as currently conducted. Except as set forth elsewhere in this Agreement, all items listed on Schedule 3.08 are transferred free and clear of all Liens. The operations of the Business as conducted as of the Closing, to the Seller's knowledge, do not infringe any third-party intellectual property rights.

        3.9 Litigation. There are no actions, claims, proceedings or investigations (collectively "Actions") pending, or threatened, against the Business or any of its assets, properties or rights before any court, arbitrator, mediator or administrative or governmental body. There is no action pending, threatened, against the Seller or any of its assets, properties or rights before any court, arbitrator, mediator, or administrative or governmental body that questions or challenges the validity of this Agreement or any actions taken or proposed to be taken by the Seller pursuant to this Agreement.

        3.10 Insurance. Schedule 3.10 sets forth a true and complete list of all policies of liability insurance owned or held by the Seller for the benefit of the Business. The Seller has not received any notice of cancellation with respect thereto. All such policies are valid and binding and in full force and effect as of the date hereof.

        3.11 Contracts and Commitments

        (a) Schedule 3.11 and the technology licenses and agreements set forth on Schedule 3.08, contain a true and complete list and description of:

                (1) All contracts or agreements with distributors, brokers, manufacturer's representatives, sales representatives, service or warranty representatives or others engaged in the sale, distribution, service or repair of the Business's products;

                (2) Any outstanding purchase orders issued by the Business in excess of $25,000.00, and any outstanding sales order accepted by the Business in excess of $100,000.00;

                (3) All joint venture or similar agreements to which the Seller is a party that provide for the manufacture, marketing, sale or distribution of any products of the Business.

        (b) The Seller has made available to the Purchaser copies of the documents identified on Schedules 3.08 and 3.11 (collectively the "Material Contracts") and shall deliver true and complete copies of all other agreements and documents as the Purchaser may reasonably request.

        (c) Except for licenses, distributorship agreements and similar agreements, that by their terms are for specific geographical areas, neither the Business nor the Seller is a party to any agreement that would restrict the Business from carrying on its business anywhere in the world.



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
        (d) Each of the Material Contracts that calls for the receipt of payment of more than $25,000.00 has been entered into in the ordinary course of business. The business has not received written notice of any asserted claim of default by the Seller with respect to any of the Material Contracts that calls for the receipt or payment of more than $25,000.00.

        3.12 Suppliers and Customers. Schedule 3.12 contains a true and complete list of all suppliers and customers with whom the BTX division of Seller did business during the twelve (12) month period ended as of the Closing Date. The Seller has no knowledge that any such supplier or customer expects materially to reduce its business with the BTX division of Seller.

        3.13 Employment Law Matters. The Business is in compliance in all material respects with all laws and regulations relating to employment practices. The Seller, with respect to the conduct of the Business, has not received written notice within the last year that it has not complied with any applicable law relating to the employment of labor, including any provisions thereof relating to the wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing. If required under Worker Adjustment, Retraining and Notification Act or other similar law, the Seller shall timely file and comply with all notice and other requirements therein or under such laws.

        3.14 Environmental Matters. The Business is in compliance in all material respects with all federal, state and local environmental laws and regulations (collectively, "Environmental Laws"). The Seller has obtained all material permits, licenses and other authorizations that are required under Environmental Laws with respect to the conduct of the Business and is in compliance in all respects therewith. Set forth on Schedule 3.14 are all Actions about which the Seller has received written notice that are pending before any court or governmental agency or, threatened for (1) noncompliance by the Business with any Environmental Law or regulation or (2) relating to the release into the environment by the Business of any pollutant, toxic, radioactive or hazardous material or waste generated by the Business, whether or not occurring at or on a site owned, leased, occupied, or operated by the Business.

        3.15 Compliance with Laws. During the previous five years, the Business has not been charged with, and is not threatened with or under any investigation with respect to, any charge concerning any material violation of any material federal, state, local or foreign law or regulation affecting the Business. The Seller is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality issued to or against the Business.

        3.16 Licenses, Permits and Authorizations. The Business has all licenses and permits (collectively "Permits") required to conduct its business as it is now being conducted, the lack of which would have an adverse affect on the Business. All such Permits are valid and in full force and effect. Schedule 3.16 contains a true and complete list of all such Permits. There is no Action pending, or threatened, that disputes the validity of such Permit.



                                       7
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        3.17 Equipment; Condition of Tangible Assets. Schedule 3.17 contains a true and complete list of all machinery, equipment, and other tangible personal property owned by the Business as of the Closing, and expected to be included in the Transferred Assets as of the date hereof. The Business's tangible assets that are included in the Transferred assets are in good operating condition given their age and level of depreciation, normal wear and tear excepted, and are adequate for the use to which they have been put by the Business.

        3.18 Sufficiency of Assets. Excepting the Excluded Assets, the Transferred Assets constitute all property, assets and contractual rights necessary for the conduct of the Business as currently conducted. The Business has as of the Closing date has a normal operating supply of Inventories, equipment and supplies, sufficient to last 60 days of normal production.

        3.19 Tax Returns and Payments. All of the tax returns and reports of the Seller with respect to the Business required by law to be filed have been duly filed and all taxes shown as due thereon have been paid (except in instances where extensions have been filed.) None of the Transferred Assets is subject to any lien for taxes that are delinquent or due and payable. The provisions of this Section 3.19 shall include all reports, returns and payments due under all Federal, state, or local laws or regulations relating to income taxes, withholding taxes, unemployment insurance, social security, worker's compensation, sales taxes, use taxes, property taxes, franchise taxes and other obligations of a similar nature. With respect to the Business, to the Seller's knowledge, there are no suits, actions, claims, investigations, inquiries or proceedings now pending against the Seller in respect of taxes or claims for additional taxes. The Seller has withheld from each payment made to its employees of the Business the amount of all taxes (including without limitation, income taxes, payroll taxes and FICA taxes) required to be withheld therefrom and has paid or made provision for the payment of the same to the proper tax authorities.

        3.20 Broker's and Finder's Fees. No broker is a party to this Agreement; however, Seller is under an agreement with a broker relating to the sale of the BTX instrument division of Genetronics, Inc. and will pay any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

        3.21 Inventories. The Inventories of the Business included in the Transferred Assets and listed on Schedule 3.21 hereto, consist of items of a quality and quantity usable and saleable in the normal course of its business. None of the inventory included in the Transferred Assets is pre-sold or otherwise on any type of consignment, forward sales contract or other contingent sale.

        3.22 Defaults. The Seller is not in default in any respect under any contract, agreement or lease material to the Business. No other party to any contract or agreement material to the Business to which the Seller is a party and which relates to the Business is in material default under or in material breach of any material provision thereof.

        3.23 Transactions with Management. During the past year, no current director, officer, or employee of the Business has engaged in any material transaction with the Business except for the receipt of compensation for services rendered as an employee.



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                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Seller as follows:

        4.1 Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. The Purchaser is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Business's property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified would not have a material adverse effect to the Purchaser.

        4.2 Corporate Power and Authority. The Purchaser has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, purchase the Transferred Assets and carry out the transactions contemplated herein. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder and other actions on the part of the Purchaser required by applicable law, its certificate of incorporation and its by-laws. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (1) as the same may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

        4.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation or by-laws of the Purchaser; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Purchaser under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Purchaser is a party or by which the Purchaser, or any of its assets or properties may be bound; (c) to the Purchaser's knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Purchaser is subject or by which the Purchaser, or any of its assets or properties are bound; (d) result in the loss of any license, privilege or certificate benefiting the Purchaser; (e) violate any contract or agreement to which any of the Purchaser's directors, officers or shareholders are bound; or (f) violate any stock exchange or commission rule or regulation.

        4.4 Brokers and Finder's Fees. The Purchaser is not a party to, nor in any way obligated to make any payment relating to, any contract for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

                                    ARTICLE V
                         CERTAIN POST CLOSING COVENANTS

        5.1 Books and Records; Access.

        (a) Unless otherwise consented to in writing by the Seller, for a period of seven (7) years after the Closing, the Purchaser shall not destroy, alter or otherwise dispose of any original books or records of the Business included in the Transferred Assets without first offering to surrender such books and records to the Seller and shall maintain such books and records in good condition in a reasonably accessible location. The Purchaser shall allow the Seller reasonable access during normal business hours to examine and copy such books and records.

        (b) Unless otherwise consented to in writing by the Purchaser, for a period of seven (7) years after the Closing, the Seller shall not destroy, alter or otherwise dispose of any original books or records of the Business without first offering to surrender such books and records to the Purchaser and shall maintain such books and records in good condition in a reasonably accessible location. The Seller shall allow the Purchaser reasonable access during normal business hours to examine and copy such books and records.

        5.2 Cooperation. The Seller shall use its best efforts to seek the consent of customers to assign customer agreements. The Seller shall give prompt notice to the Purchaser of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transaction contemplated by this Agreement.

        5.3 Non-Compete Covenant. Pursuant to an agreement to be executed contemporaneously herewith, for a period of five (5) years Seller will not (and will cause Seller's affiliates not to) enter into the research and diagnostics products business in the markets in which the Business currently competes, or in the markets in which the Purchaser's current research and diagnostic products business currently competes or will compete.

        5.4 Assets. After the Closing, the Seller shall turn over to the Purchaser any and all Transferred Assets that are or come into the possession of the Seller.

        5.5 Financial Information. Seller agrees to provide Purchaser with financial information sufficient to allow Purchaser to prepare any necessary financial statements concerning the Transferred Assets if required under accounting Regulation S-X of the U.S. Securities and Exchange Commission.

                                   ARTICLE VI
                               CONDITIONS TO CLOSE

        6.1 Stockholder Approval. As a condition to the Closing of this Transaction, Seller must obtain stockholder approval for the sale of the Transferred Assets by Seller to Purchaser. In the event that such stockholder approval is not obtained within one hundred twenty (120) days of the signing of this Agreement by the parties, the parties agree that the transaction contemplated by this Agreement will be null and void. Alternatively, if approved in writing by Purchaser and at Purchaser's sole discretion, in lieu of obtaining stockholder approval, Seller may provide an opinion of legal counsel, satisfactory to Purchaser, that stockholder approval is not required to complete and close this transaction. In such case, this Agreement shall be amended stating that such legal opinion is sufficient to satisfy the requirement of this paragraph.

        6.2 Due Diligence. The parties agree that the Closing of the Transaction is contingent upon the satisfactory completion of a due diligence review of the Business and the Transferred Assets by Purchaser. Such due diligence to occur during business hours.

        6.3 Approvals and Consents to Transfer. The Closing is subject to obtaining any required government approvals and necessary consents to the assignment of any material contracts.

        6.4 Transition Agreement in Place. The Transition Agreement referred to in Section 8.08 of this Agreement shall be satisfactory to both parties and duly executed and enforceable between the parties.

                                   ARTICLE VII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        7.1 Survival of Representations and Warranties. Notwithstanding the making of this Agreement, any examination made by or on behalf of the parties hereto and the Closing hereunder, the representations and warranties of the Seller contained in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing as follows:

        (a) Claims for breach of any representation or warranty relating to products liability or environmental matters shall survive this Agreement indefinitely and there shall be no time limit within which to bring a claim;

        (b) Claims for breach of any representation or warranty relating to the payment taxes, or compliance with tax laws, whether federal, state, or local, shall survive this Agreement for the relevant statute(s) of limitations plus three months;

        (c) Claims for breach of any other representation or warranty, not set forth in Section 7.01 subsections (a) and (b) shall survive this Agreement for a period of two years.

        7.2 Indemnification. Subject to Section 7.01 above, from and after the Closing, the Seller and the Purchaser each shall indemnify and save harmless, the party seeking indemnification and its officers, directors, employees and advisers (the "Indemnified Party") from and against any loss, claim, liability, expense (including reasonable attorney's fees) or other damage of any kind or nature (collectively the "Damages") caused to such party by or arising out of
(1) the failure by the party against which indemnification is sought (the "indemnifying Party") to perform any covenant or agreement required to be performed by it in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement; (2) any breach of warranty or misrepresentation in this Agreement or in any agreement or document delivered in connection with the transactions contemplated by this Agreement; or (3) failure of either party to fulfill its obligation regarding liability as apportioned in Section 1.02 above. The Indemnified Party shall notify the Indemnifying Party in writing, within the limitations period as set forth in Section 7.01 above, and in accordance with Section 8.05 below.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

        8.1 Public Announcements. Except as the other party hereto shall authorize in writing or as required by law, including without limitation, applicable securities laws, the parties hereto shall not, and shall cause their respective officers, directors, employees, affiliates and advisors not to disclose any matter or matters relating to this transaction to any person not an officer, director, employee, affiliate or advisor of such party. The Purchaser and Seller shall agree about the content of any statement or communication to the public or the press prior to issuing any statement or communication to the public or the press regarding the transactions contemplated by this Agreement.

        8.2 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver. No failure of either party to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        8.3 Fees and Expenses. Each of the parties shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement including, without limitation, any fees, expenses or commissions of any of its advisors, agents, finders or brokers. The Purchaser shall indemnify the Seller against any claims of third parties of any brokerage, finder's agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its respective advisors or representatives. The Seller shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with the Seller or its advisors or representatives.

        8.4 Bulk Transfers Law. The Purchaser hereby waives compliance by the Seller with the provisions of the bulk transfers law of the State of California. Nevertheless, in addition to any other indemnities provided in this Agreement, the Seller shall indemnify and hold the Purchaser harmless from and against any and all liens claimed against any of the Transferred Assets by any creditor arising from any credit extended to the Seller prior to the Closing.

        8.5 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and mailed by certified mail, faxed with a copy by certified mail or delivered by courier with signature required for delivery:

        (i)  If to the Seller, to:     Genetronics Biomedical Corporation
                                       Genetronics, Inc.
                                       11199 Sorrento Valley Road
                                       San Diego, California 92121
                                       Attention:  Ken Dix
                                       Vice President, Legal Affairs

        (ii) If to the Purchaser, to:  ICN Biomedicals, Inc.
                                       15 Morgan
                                       Irvine, California 92618
                                       Fax No. 949 859-5989
                                       Attention:  David C. Watt
                                       President

All notices that are addressed as provided in this Section 8.05 (1) if delivered personally against proper receipt or by fax with copy by certified mail shall be effective upon delivery and (2) if delivered by certified by registered mail with postage prepaid or by Federal Express or similar Courier service with courier fees paid by the sender shall be effective upon receipt.

        8.6 Assignment. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party. Any assignment that is in violation of this Section 8.06 shall be void ab initio.

        8.7 Promotions or Discount Offers. The Seller agrees not to engage in any special promotions or discounts of it's products between the date of the signing of this Agreement and the Closing.

        8.8 Transition Agreement. The parties agree to enter into a transition agreement (the "Transition Agreement") for a period of up to nine months from the signing of this Agreement or

March 31, 2002 to enable the Purchaser to effectively transition the Business functions, including but not limited to the accounting, operations, computer support, and intellectual property support functions of the Business to Purchaser.

        8.9 Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter.

        IN WITNESS WHEREOF, the parties have executed this agreement, effective as of the date first set forth above.



                                   GENETRONICS BIOMEDICAL CORPORATION

                                   By:  /s/ Avtar Dhillon, M.D.
                                        ----------------------------------------
                                        Avtar Dhillon, M.D.
                                        President & Chief Executive Officer



                                   GENETRONICS, INC.

                                   By:  /s/ Avtar Dhillon, M.D.
                                        ----------------------------------------
                                        Avtar Dhillon, M.D
                                        President & Chief Executive Officer


                                   ICN Pharmaceuticals, Inc.

                                   By:  /s/ David C. Watt
                                        ----------------------------------------
                                        David C. Watt
                                        Executive Vice President


                                   ICN Biomedicals, Inc.

                                   By:  /s/ David C. Watt
                                        ----------------------------------------
                                        David C. Watt
                                        President


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